Exhibit 10.1
FIRSTMERIT CORPORATION
2010 RETENTION BONUS PLAN
1.00 Overview
The purpose of this Plan is to assist the Company and its Affiliates in the retention of key employees through the payment of Retention Bonuses to those employees who become Participants, subject to the terms and conditions described herein.
Retention Bonuses payable to Participants under this Plan shall be earned when paid but subject to forfeiture and repayment. This Plan is not intended to constitute an “employee benefit plan” for purposes of the Employee Retirement Income Security Act of 1974 or a “nonqualified deferred compensation plan” for purposes of Section 409A of the Internal Revenue Code of 1986.
2.00 Definitions
2.01	Affiliate. Any entity that is controlled by or under common control with the Company.

2.02	Award Agreement. The agreement between the Company and a Participant setting forth the amount of any Retention Bonus and containing such other terms and conditions as are not inconsistent with this Plan.

2.03	Board. The Board of Directors of the Company.

2.04	Cause.

As defined in any written agreement between the Participant and the Company or any Affiliate or, if there is no written agreement, one or more of the following acts of the Participant: (a) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Participant of the assets or business opportunities of the Company or any Affiliate; (b) conviction of the Participant of (or plea by the Participant of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain) or intentional and repeated violations by the Employee of the written policies or procedures of the Company or any Affiliate, as the case may be; (c) disclosure, other than through mere inadvertence, to unauthorized persons of any Confidential Information (as defined below); (d) intentional breach of any contract with or violation of any legal obligation owed to the Company or any Affiliate; (e) dishonesty relating to the duties owed by the Participant to the Company or any Affiliate; (f) the Participant’s (i) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability), (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iii) breach of any term of this Plan or an Award Agreement.

However, Cause will not arise solely because the Participant is absent from active employment during periods of paid time off, consistent with the applicable paid time off policy of the Company or an Affiliate, as the case may be, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability or other period of absence initiated by the Participant and approved by the Company or an Affiliate, as the case may be.

The term “Confidential Information” means any and all information (other than information in the public domain) related to the Company’s or any Affiliate’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.
2.05	Company. FirstMerit Corporation or any successor.

2.06	Disability. As defined in the Company’s long-term disability plan, regardless of whether the Participant is a participant in such plan.

2.07	Effective Date. March 1, 2010.

2.08	Participant. Any employee of the Company or an Affiliate designated by the Board for participation in this Plan pursuant to Section 3.00.

2.09	Plan. This FirstMerit Corporation 2010 Retention Plan, as it may be amended from time to time.

2.10	Retention Bonus. The bonus payable to Participants pursuant to Section 4.00.

2.11	Retention Period. The period ending at the close of business on February 28, 2011.
3.00 Participation
The Board shall, in its sole and absolute discretion, designate those employees of the Company and its Affiliates who are eligible to participate in this Plan. As a condition to becoming a Participant, any employee designated as eligible for participation must sign and return an Award Agreement to the Company agreeing to be bound by the terms of this Plan and such other terms and conditions as the Board or Company may prescribe that are not inconsistent with the terms of this Plan.
4.00 Retention Bonus
4.01	Amount. Subject to the terms of the Plan, each Participant will be entitled a Retention Bonus in the amount set forth in such Participant’s Award Agreement.

4.02	Payment. Payment of the Retention Bonus shall be made in two installments, net of all applicable taxes, with the payroll periods occurring at each of June 30, 2010 and

September 30, 2010, in the relative amounts of thirty percent (30.0%) and seventy percent (70.0%), respectively.

4.03	Forfeiture. If a Participant terminates employment with the Company or its Affiliates for any reason prior to the end of the Retention Period, the Participant shall (i) forfeit any unpaid installments of the Retention Bonus (if any); and (ii) repay the Company the net amount, less the amount of any taxes withheld, of any previously paid installments of the Retention Bonus (if any), in cash, within [30] days following the Participant’s date of termination.

4.04	Effect of Death, Disability or Termination other than for Cause. Notwithstanding the foregoing: (1) Section 4.03 shall not apply to any Participant whose termination is as a result of the Participant’s death or Disability prior to the end of the Retention Period; and (2) Section 4.03(ii) shall not apply to any Participant who is terminated by the Company or an Affiliate without Cause prior to the end of the Retention Period.

4.05	Maximum Amount of all Retention Bonuses. The maximum aggregate of all Bonuses that may be awarded under the Plan may not exceed fifty percent (50.0) of all Participants’ aggregate base salaries as of the Effective Date.
5.00 Administration
This Plan shall be administered by the Compensation Committee of the Board or its designee (the “Administrator”). The Administrator shall have the power and authority to interpret this Plan, determine all questions arising in the administration, interpretation and application of this Plan, and take all other necessary and proper actions to fulfill its duties under this Plan, in its sole and absolute discretion. All decisions, determinations and interpretations of the Administrator will be final, conclusive and binding upon all parties having an interest in this Plan.
The Administrator shall not be liable for any actions by it hereunder.
6.00 Amendment and Termination
The Board may, at any time, in its sole discretion, amend, modify, suspend or terminate this Plan in whole or in part[; provided, however, that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce or eliminate the amount of a Participant’s Retention Bonus].
7.00 Miscellaneous
7.01 No Guarantee of Employment
The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment or otherwise between the Company or any Affiliate and any employee or Participant, or to be consideration for, or an inducement or condition of, employment. Nothing contained herein shall be deemed to give any employee or Participant or other person the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate (which right is expressly reserved) to discharge, with or without cause, any employee or Participant at any time.
7.02 Governing Law
This Plan, any Award Agreements and other documents associated with this Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of the State of Ohio, excluding any conflicts of laws principles.
7.03 Headings
Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of this Plan.
7.04 Invalid Provision
If any provision of this Plan is held to be illegal or invalid for any reason, this Plan will be construed and enforced as if the offending provision had not been included in this Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

FIRSTMERIT CORPORATION
2010 RETENTION BONUS PLAN
Award Agreement
You have been designated for participation in the FirstMerit Corporation 2010 Retention Bonus Plan (“Plan”). This Award Agreement sets forth the amount of the Retention Bonus that you may earn, subject to the terms and conditions of the Plan.

1.	Participant Information

(a)	Employee Name:	(b)	Title:

(b)	Department or Operating Unit:

2.	Retention Bonus
The amount of your Retention Bonus is $                    , which shall be payable in two (2) installments, less applicable taxes, on each of June 30, 2010 and September 30, 2010, in the relative amounts of thirty percent (30.0%) and seventy percent (70.0%), respectively, subject to the terms and conditions of the Plan.
3.	Miscellaneous

(a)	If there is a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan will control.

(b)	Any capitalized terms not otherwise defined in this Award Agreement will have the same meanings as in the Plan.

(c)	If you terminate your employment with the Company or any Affiliate prior to March 1, 2011 (unless such termination is due to death, Disability, or by the Company without Cause, all as described in the Plan), you will forfeit any remaining installment of your Retention Bonus (if any) and may be required to repay to the Company the net amount, less the amount of any taxes withheld, of any previously paid installment of your Retention Bonus.

(d)	As a condition to becoming a Participant, you must sign and return this Award Agreement to Christopher J. Maurer by no later than .
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